Exhibit 99.1

Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust Announces Tender Offer for Any and All

of its Outstanding 3.95% Guaranteed Notes due 2023

PHILADELPHIA, PA, December 14, 2022 — Brandywine Realty Trust (the “Company”) (NYSE:BDN) announced today that its operating partnership, Brandywine Operating Partnership, L.P. (the “Operating Partnership”), has commenced a cash tender offer (the “Tender Offer”) for any and all of the $350,000,000 outstanding principal amount of its 3.95% Guaranteed Notes due February 15, 2023 (the “Notes”).

Certain information regarding the Notes and the pricing for the Tender Offer is set forth in the table below.

Title of Security	CUSIP Number	Principal Amount Outstanding	Purchase Price per $1,000 of Notes (1)
3.95% Guaranteed Notes due February 15, 2023	105340 AM5	$350,000,000	$1,000

(1)	Holders will also receive in cash an amount equal to Accrued Interest (as defined below) in addition to the Purchase Price.

The Tender Offer consists of an offer on the terms and conditions set forth in the offer to purchase, dated December 14, 2022 (the “Offer to Purchase”), and the related letter of transmittal and notice of guaranteed delivery (as they may each be amended or supplemented from time to time, the “Tender Offer Documents”), to purchase for cash any and all of the Notes.

The Tender Offer will expire at 5:00 p.m., New York City time, on December 20, 2022, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”). Holders of Notes must validly tender (including by notice of guaranteed delivery) and not validly withdraw their Notes prior to or at the Expiration Date to be eligible to receive the Purchase Price.

Holders who validly tender their Notes, may validly withdraw their tendered Notes at any time prior to the earlier of (i) the Expiration Date, and (ii) if the Tender Offer is extended, the 10th business day after commencement of the Tender Offer. Notes may also be validly withdrawn at any time after the 60th business day after commencement of the Tender Offer if for any reason the Tender Offer has not been consummated within 60-business days after commencement of the Tender Offer.

The “Purchase Price” for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer is set forth in the table above.

Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date the Company initially makes payment for such Notes (“Accrued Interest”), which date is anticipated to be December 21, 2022 (the “Settlement Date”). Notes tendered by notice of guaranteed delivery and accepted for purchase will be purchased on the third business day after the Expiration Date but payment of accrued interest on such Notes will only be made to, but not including, the Settlement Date. The Operating Partnership intends to fund the purchase price for the Notes tendered in the Tender Offer with net proceeds it received from the sale of $350,000,000 aggregate principal amount of its 7.550% Guaranteed Notes due 2028, together with cash on hand. Additional terms and conditions of the Tender Offer are set forth in the Tender Offer Documents.

2929 Arch Street, Suite 1800, Philadelphia, PA 19104	Phone: (610) 325-5600 • Fax: (610) 325-5622

Holders are urged to read the Tender Offer Documents carefully before making any decision with respect to the Tender Offer. Copies of the Tender Offer Documents are available at https://www.gbsc-usa.com/Brandywine/ or may be obtained from Global Bondholder Services Corporation, the Information Agent for the Tender Offer, at (855) 654-2015 (toll-free) or (212) 430-3774 (collect). Questions regarding the Tender Offer may be directed to the Dealer Managers for the Tender Offer, BofA Securities at (888) 292-0070 (toll-free) or (980) 387-3907 (collect), or Citigroup at (800) 558-3745 (toll-free) or (212) 723-6016 (collect).

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes or any other securities of the Operating Partnership nor is it a solicitation for acceptance of the Tender Offer. The Operating Partnership is making the Tender Offer only by, and pursuant to the terms of, the Tender Offer Documents. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Brandywine Realty Trust, the Operating Partnership, the Dealer Managers, the Depositary or the Information Agent makes any recommendation in connection with the Tender Offer.

About Brandywine Realty Trust

Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in the Philadelphia, Austin and Washington, D.C. markets. Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 164 properties and 23.0 million square feet as of September 30, 2022, which excludes assets held for sale. Our purpose is to shape, connect and inspire the world around us through our expertise, the relationships we foster, the communities in which we live and work, and the history we build together.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “1995 Act”) provides a “safe harbor” for forward-looking statements. This press release contains statements that are forward-looking, including statements relating to business and real estate development activities, future capital expenditures and financing sources. We intend such forward-looking statements to be covered by the safe-harbor provisions of the 1995 Act. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve important risks, uncertainties and other factors that could cause actual results to differ materially from the expected results and, accordingly, such results may differ from those expressed in any forward-looking statements made by us or on our behalf. Factors that might cause actual results to differ materially from our expectations, many of which may be more likely to impact us as a result of the ongoing COVID-19 pandemic, are set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021. Accordingly, we caution readers not to place undue reliance on forward-looking statements. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.